FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

     Select Medical Corporation to Offer $175 Million in Senior Subordinated Notes

     MECHANICSBURG, PENNSYLVANIA — July 21, 2003 — Select Medical Corporation (NYSE: SEM) today announced its intention to issue $175 million in aggregate principal amount of Senior Subordinated Notes due 2013. The Company stated that it intends to use the proceeds of the offering, together with existing cash and, to the extent necessary, borrowings under its senior credit facility, to complete its previously announced acquisition of Kessler Rehabilitation Corporation.

     The securities to be offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation to buy any of these securities. The completion of this offering is subject to, among other things, market conditions, and no assurance can be given that it can be completed on acceptable terms, or on the terms described above.